CONFIDENTIAL TREATMENT REQUESTED

DVS LICENSE AGREEMENT – WORLDWIDE EXCLUSIVE LICENSE

1.	Licensor:	DVS Footwear International, LLC (owned 60% by Sequential Brands Group, Inc. and 40% by Elan Polo International, Inc.)

2.	Licensee:	Elan Polo International, Inc.

3.	Licensed Trademark:	DVS

4.	Definitions:	See Exhibit 2.

5.	Term:	The initial Term commences on the Execution Date and expires on December 31, 2019. This Agreement may be renewed for two renewal periods of five years each, in accordance with Exhibit 4.

6.	Territory:	See Exhibit 3.

7.	Royalty/Minimums:	(a) ***1 Percent (***%) of Net Sales of Licensed Products.

(b) See Exhibit 4 for the list of GMR and Guaranteed Sales requirements and Exhibit 5 for the GMR and Royalty payment schedule.

(c) Notwithstanding the provisions of this Section 7(a), the Sales Royalty payable on account of Net Sales with respect to sales to Closeout Accounts (“Closeout Sales”) shall be equal to ***% of such Closeout Sales, but only to the extent that Closeout Sales during an Annual Period are ***% or less of Net Sales (inclusive of Closeout Sales) during such Annual Period. Procedurally, for the first three Quarters during each Annual Period, Licensee shall pay to Licensor Sales Royalty on Closeout Sales at the above-stated ***% rate (and Sales Royalty on all other Net Sales in accordance with Section 7(a)), notwithstanding the amount of Closeout Sales through the end of each such Quarter, and, if Closeout Sales during an Annual Period are more than ***% of Net Sales (inclusive of Closeout Sales) during such Annual Period, the Sales Royalty owing on account of such excess Closeout Sales (“Excess Closeout Sales”), i.e., the difference between the full Sales Royalty owing on account of that portion of such Excess Closeout Sales made during the first three Quarters and the ***% Sales Royalty theretofore paid with respect thereto plus the full Sales Royalty owing on that portion of such Excess Closeout Sales made during the final Quarter, shall be paid to Licensor at the time the final “Quarterly Statement” (as defined in Section 14(d)) for such Annual Period is to be delivered to Licensor.

8.		Product(s): Men’s, Women’s, and Children’s Footwear

9.		Collections: The first Collection will be no later than the Spring 2013 Collection and the final Collection will be the Holiday 2017 Collection unless this Agreement is renewed or sooner terminated in accordance herewith. If this Agreement is renewed, the final Collection will be the Holiday 2022 Collection unless this Agreement is sooner terminated.

10.	Marketing Commitment:	Licensee shall provide to Licensor, free of charge, such reasonable number of Licensed Products as it may reasonably request from time to time for photography, promotions and displays.

During each Year, Licensee shall spend for retailer-related marketing activities and such other advertising, marketing and promotional activities as may be approved by Licensor not less than ***% of the greater of (i) Guaranteed Sales for such Year and (ii) the actual Net Sales during such Year (each a “Marketing Obligation”). If Licensee fails to satisfy the Marketing Obligation for any Year, Licensee shall pay to Licensor the amount of the shortfall within 30 days after the end of the subject Year, which Licensor shall spend for marketing and promotional activities for the Licensed Trademark.

1 Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission (“SEC”) and have been filed separately with the SEC.

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All advertising, marketing and promotional activities and associated materials require Licensor’s Approval. Licensee shall provide Licensor with an accounting of expenditures together with its quarterly statements and reports.

11.	Grant:	An exclusive, nontransferable, non-assignable license (without the right to sub-license) to use the Licensed Trademark in connection with the manufacturing, distribution, advertising and sale of Products in the Territory to Approved Customers.

Licensor reserves all rights to the Licensed Trademark, except those that are granted specifically to Licensee on an exclusive basis, and Licensor also reserves the right to register and use any domain names that include or relate to the Licensed Trademark; and Licensor may exercise all such rights at any time.

Licensee acknowledges that, at this time and at the time the initial seasonal collections of Licensed Products to be manufactured and sold hereunder are introduced and thereafter shipped, Products bearing the Licensed Trademark produced and sold by the prior owner of the Licensed Trademark will continue to be sold and will remain in the marketplace in the Territory, which is not a breach of Licensee’s Product exclusivity rights.

12.	Manufacturing And Quality Requirements:	Within 30 days from the Execution Date, Licensee shall prepare and submit to Licensor for Licensor’s Approval a Merchandising Schedule and Line Plan for the first Collection. Thereafter, a Merchandising Schedule and Line Plan must be submitted to Licensor at least 60 days in advance of any subsequent Collection.

Licensed Products shall be of a fabrication, styling and quality consistent with the reputation, image and prestige of the Licensed Trademark and, in any event, all proposed Licensed Products (and all aspects thereof, including, without limitation, Designs, fabrications, componentry, tags and labels) require Licensor’s Approval and Licensee must obtain Licensor’s Approval prior to the manufacture, sale, use, distribution and/or advertising of any Licensed Product. In that regard, Licensee shall submit to Licensor for its prior Licensor’s Approval samples of all proposed Licensed Products, all tags, labels and packaging materials proposed to be used in connection with the Licensed Products and all advertising, marketing and promotional materials proposed to be used hereunder. Also, all proposed customers require Licensor’s Approval on a case-by-case basis. Licensed Products not complying with applicable governmental laws, rules, regulations or standards shall be deemed unapproved, even if previously having Licensor’s Approval, and shall not be shipped or otherwise sold.

In addition to the sample Licensed Products provided under the preceding paragraph, Licensee shall provide to Licensor, without charge, one full sample line of each collection from and as promptly as practicable after the completion of the first production run of each such collection. Also, as promptly as practicable after request by Licensor from time to time and without charge, Licensee shall submit to Licensor for inspection current production samples of each Licensed Product so that Licensor may assure itself that the required quality standards are being maintained.

Licensed Products shall be manufactured at the expense of Licensee. It is Licensee's sole obligation and responsibility to control and otherwise certify that the Licensed Products meet all necessary laws specifications and regulations for manufacture and suitability for use. The Licensed Products shall: (i) meet or exceed the industry’s quality standards and specifications for Products competitive with the Licensed Products; and (ii) be manufactured, promoted, advertised, sold and distributed in accordance with any and all applicable laws, rules and regulations, including without limitation those relating to product safety.

Licensee may use contractors for the production of Licensed Products (“Contractors”), and Licensor’s prior approval of a Contractor shall not be required. However, Licensee’s engagement of a Contractor shall not limit Licensee’s obligations hereunder, i.e., any act or omission by a Contractor that would be a breach of or default under this Agreement if done by Licensee shall constitute a breach of or default under this Agreement by Licensee.

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Licensee will not sell Licensed Products to any entity which is not an Approved Customer. Also, Licensee will not sell Licensed Products to an otherwise Approved Customer. which Licensee knows will, or has any reason to believe intends to, sell Licensed Products other than from its approved store premises.

13.	Sell Off Period:	180 days from termination or expiration, excluding termination for material breach.

During the Sell Off Period, Licensed Products may be sold only to Closeout Accounts.

Licensee shall not manufacture Licensed Products during the last nine months of the Term in excess of the amount Licensee reasonably anticipates will be sold prior to the expiration of the Term. Royalty are payable on Net Sales during the Sell Off Period.

After the expiration of the Sell Off Period, any remaining inventory of Licensed Products shall, at Licensor’s sole option, be (i) sold to Licensor at Licensee’s cost of goods, or (ii) donated to a mutually agreed upon charity; or (iii) destroyed. Licensee shall provide Licensor with an affidavit signed by Licensee’s officer attesting to such disposition within 30 days after expiration of the Sell Off Period.
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14.	Royalty Reports:	Licensee will provide the following reports to Licensor:

(a) Seasonal Business Plan containing a forecast of sales in units and dollars 30 days before each Market Period, with final updated sales results within 30 days after each Market Period.

(b) Annual Quarterly Forecast in the form to be supplied by Licensor 30 days before the start of any Year, and for Year 1 within 30 days of the Execution Date; updated 15 days after the end of each quarter.

(c) Monthly Sales Report showing final actual Net Sales for the preceding month using the form supplied by Licensor, within 15 days after the end of each month in each Year.

(d) on or before January 31, April 30, July 31 and October 31 of each Year, Licensee shall forward to Licensor a statement in the form supplied by Licensor, certified as accurate by an officer of Licensee, indicating the aggregate gross sales, the total deductions (broken down by category) creditable against gross sales and the aggregate Net Sales for such period (including a breakdown of sales to each Approved Customer, including each approved Closeout Account).

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(e) within 45 days after the end of each Year, Licensee shall forward to Licensor a statement in the form supplied by Licensor, certified as accurate by the CFO or Controller of Licensee, showing aggregate gross sales, the total deductions (broken down by category) creditable against gross sales, the aggregate Net Sales for such Year (including a breakdown of sales to each Approved Customer, including each approved Closeout Account) and the computed Royalty for such Year by Approved Customer.

Audit: Licensee shall prepare and maintain complete and accurate books of account and records covering all transactions relating to this Agreement. Licensor's representatives may, on reasonable notice during normal business hours, during the Term, and for two years thereafter, examine Licensee’s said books and records and make extracts or copies thereof. If an examination shows an understatement of Net Sales by Licensee, Licensee shall promptly pay to Licensor any additional Royalty due and, if the understatement is more than 5% of Net Sales for the audited period, Licensee shall also reimburse Licensor for the costs, fees and expenses incurred in said examination.

Reports shall be rendered regardless of whether Licensee has had Net Sales during the covered period.

15.	The Licensed Trademark:	(a) Licensee shall use and display the Licensed Trademark only in the form and manner designated or approved by Licensor and shall not use the Licensed Trademark, in whole or in part, as a corporate name, trade name or domain name. Also, Licensee shall use the Licensed Trademark strictly in compliance with the legal requirements of the Territory.

(b) Licensee acknowledges that, as between Licensee and Licensor, Licensor is the owner of all right, title and interest in and to the Licensed Trademark throughout the Territory in any form or embodiment thereof and is also the owner of the goodwill attached or that shall become attached to the Licensed Trademark in connection with the business and goods in relation to which the same has been, is or shall be used. Sales by Licensee shall be deemed to have been made by Licensor for purposes of trademark registration and, in that regard, all uses of the Licensed Trademark by Licensee shall inure to Licensor’s benefit. Neither Licensee nor any of its affiliates shall do anything, whether under or in connection with this Agreement or otherwise, that may adversely affect any rights of Licensor in and to the Licensed Trademark or any registrations thereof or that may reduce or dilute the value of the Licensed Trademark.

(c) Both during and after the Term, Licensee shall not (i) seek to register the Licensed Trademark or any variation, simulation or derivation thereof in any jurisdiction for any products or services or (ii) challenge Licensor’s ownership of or the validity of the Licensed Trademark, any application for registration or registration thereof or any rights of Licensor therein.

(d) Licensee shall execute any documents required to confirm Licensor’s ownership of all rights in and to the Licensed Trademark and the respective rights of Licensor and Licensee under this Agreement. Also, Licensee shall cooperate with Licensor in connection with the filing and prosecution of applications in Licensor’s name to register the Licensed Trademark for Products in the various countries in the Territory. If the Licensed Trademark have not theretofore been registered for any products in a country at the time Licensee desires to launch the sale of Licensed Products in such country, all costs reasonably incurred by Licensor in connection with the registration of the Licensed Trademark for Products in such country, including reasonable attorneys’ fees, search costs and filing fees, shall be shared equally by Licensee and Licensor.

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(e) If either party learns of any infringement, imitation or counterfeiting of the Licensed Trademark or Licensed Products, it promptly shall notify the other party thereof. Licensor shall first take such action as it in its sole discretion deems advisable for the protection of its rights in and to the Licensed Trademark and Licensed Products. If requested by Licensor, Licensee shall cooperate with and follow the directions of Licensor in connection therewith. Should the Licensor choose not to pursue any action, Licensor shall not unreasonably withhold approval of any action contemplated by Licensee. The costs, fees, and expenses (including investigatory expenses and legal expenses such as attorneys fees, court costs, and filing fees) incurred in connection with any action relating to Licensed Products in the Territory taken under this Agreement, and the recovery in any such action, shall be shall be shared equally by Licensee and Licensor.

16.	Warranties & Representations:	Each of Licensor and Licensee represents and warrants that it has the full power and authority to enter into and perform its obligations under this Agreement.

17.	Assignment:	(a) This Agreement may not be assigned or sublicensed by Licensee without the prior written consent of Licensor. Also, Licensor may terminate this Agreement in the event of a substantial change of control and/or ownership of Licensee.

(b) If Licensor assigns this Agreement, the assignee’s rights and obligations under this Agreement shall be the same as those of Licensor, and Licensor will consequently be relieved of any and all obligations under this Agreement.

18.	Ownership:	All non-generic Designs provided by Licensor and all intellectual property and other rights therein shall be the exclusive property of Licensor and may be used by Licensee only in connection with Licensed Products under this Agreement.

19.	Non-competition:	Neither Licensee nor any of its affiliates shall manufacture, market or sell any Products or other products bearing designs or of a styling substantially similar to any designs or styling of any Licensed Products or permit any third party to do so.

20.	Indemnity:	Licensee shall hold Licensor and its affiliates harmless from and shall indemnify each of them against any losses, liabilities, damages and expenses (including interest, penalties and reasonable attorneys’ fees and expenses) that any of them may incur or become obligated to pay, or for which any of them may become liable or be compelled to pay in any action, claim or proceeding against any of them, by reason of any acts, whether of omission or commission, by Licensee or anyone acting on its behalf arising out of or related to this Agreement, including, without limitation, those arising out of or related to the use or the manufacture, marketing, distribution or sale of any Licensed Products, whether or not grounded in products liability or breach of warranty (as to performance characteristics or otherwise), any action, claim or proceeding against any of the indemnitees for the payment of a goodwill indemnity or other termination payment. The provisions of and Licensee’s obligations under this Section 20 shall survive the expiration or sooner termination of this Agreement.

21.	Insurance:	Licensee shall procure and maintain, at its own expense, a public liability insurance policy including products liability coverage with respect to Licensed Products with a highly rated insurance carrier acceptable to Licensor, which insurance policy shall remain in full force and effect at all times during which the Licensed Products are being sold. The policy shall carry, with respect to the Licensed Products, a limit of liability of not less than US$3,000,000.00 per occurrence. Such insurance policy shall be written for the benefit of Licensee and Licensor and its affiliates, and Licensor and its affiliates shall be additional insureds, and shall provide for at least 30 days prior written notice to said parties of the cancellation or substantial modification thereof. Licensor shall have the right to purchase the appropriate insurance at Licensee's expense in the event evidence of the existence of adequate insurance is not provided to Licensor within 30 days after the date Licensor gives Licensee a written request therefor. Nothing contained in this Section 21 shall be deemed to limit in any way the indemnification provisions in Section 20.

22.	Default & Breach:	If Licensee fails to pay to Licensor any sum owing hereunder in full when due and if such default continues uncured for 10 business days or more after notice to Licensee, Licensor may terminate this Agreement immediately by and upon notice to Licensee.

Licensor also may terminate this Agreement immediately by and upon notice to Licensee if
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(a) Licensee (i) uses any advertising, marketing or promotional materials or any tags or labels that have not been approved by Licensor, (ii) offers for sale or sells any Licensed Product that has not been approved by Licensor, or (iii) sells Licensed Products to an unapproved customer, or

(b) Intentionally omitted.

(c) Licensee violates the provisions of Section 15(a)-(c), 17(a) or 19.

If Licensee otherwise fails to perform any of the terms, conditions, agreements or covenants in this Agreement on its part to be performed and if (i) the default is not curable, or (ii) the default is curable but continues uncured for a period of 30 days or more after notice, then, in any such case, Licensor, at its election, may terminate this Agreement immediately by and upon notice to Licensee.

In the event that Licensee defaults upon or breaches this Agreement for any other reason, in addition to any and all rights that Licensor may have against Licensee, Licensor may, in its sole discretion, immediately terminate this Agreement if:

(i) such default or breach occurs more than once during the Term after written notice was sent by Licensor to Licensee via express courier service, and no cure has been effectuated within 10 days of receipt of said notice; or

(ii) such default or breach occurs two or more times during any Year, regardless of whether Licensee has cured the default or breach; or

If Licensee files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it and is not dismissed within 60 days or it dissolves or takes steps to dissolve or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets, this Agreement shall terminate automatically and immediately.

In any case of termination due to Licensee’s default or breach of this Agreement, in addition to all other rights and remedies, and in addition to Licensee’s other rights and remedies, the remaining GMR for the balance of the then current Term shall be immediately due and payable.

23.	Termination:	Subject to the Sell Off Period, upon the expiration or sooner termination of this Agreement, the license herein granted and all rights of Licensee shall cease and terminate. Upon such expiration or termination, Licensee shall immediately discontinue and abandon any and all use of the Licensed Trademark, shall cease all manufacture, sale and deliveries of the Licensed Products, shall cease to represent or advertise that Licensee is in any way connected with Licensor or the Licensed Products and shall deliver to Licensor, free of charge, all materials used for the manufacture, distribution or sale of Licensed Products, including all sample Licensed Products and all materials with the Licensed Trademark thereon.

Notwithstanding the expiration or termination hereof, Licensor shall have, and hereby reserves, all rights and remedies that it has, or that are granted to it by operation of law, (i) to enjoin the unlawful or unauthorized use of the Licensed Trademark or sale of Licensed Products by Licensee or any breach by Licensee of any of its confidentiality and other obligations, (ii) to collect any sums payable by Licensee, and (iii) to recover damages for breach of this Agreement. The foregoing injunctive relief may be sought in the courts, notwithstanding the arbitration provisions hereof, and, if applicable, also may be sought prior to or in lieu of termination or in aid of arbitration. In seeking injunctive relief, Licensor need not secure a bond or other security or prove any actual damages. Also, in any proceeding for an injunction, and upon any motion for a temporary or permanent injunction, Licensee’s ability to answer in damages shall not be a bar or interposed as a defense to the granting of such injunction. Licensor’s right and remedy to seek injunctive relief is in addition to, and not in lieu of, any other rights and remedies available to it under law or in equity. In addition, nothing in this paragraph is intended to prevent Licensor from commencing an arbitration to recover damages and/or from obtaining other relief prior to or in lieu of termination.

Licensor may, during the Term, negotiate and enter into agreements with third parties pursuant to which it may grant a license to use the Licensed Trademark in connection with Products, provided that the first seasonal collection of such Products sold by any such third party licensee shall be a seasonal collection after the final seasonal collection of Licensed Products sold by Licensee hereunder. The third party licensee may show, advertise and market, accept orders for its Products in the ordinary course prior to the expiration or sooner termination hereof. Also, if Licensor elects to manufacture, market, distribute and sell in the Territory Products bearing the Licensed Trademark after the final seasonal collection of Licensed Products sold by Licensee hereunder itself or through an affiliate, rather than through a third party licensee, Licensor and/or its affiliates may show, advertise and market, accept orders for and ship its Products in the ordinary course prior to the expiration or sooner termination hereof. Nothing in this Section is intended to limit or affect in any way any of Licensor’s rights set forth herein with respect to the use of the Licensed Trademark in connection with Products in the Territory by Licensor or any of its affiliates or third party licensees during the Term.
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Upon the expiration or termination hereof, Licensee shall not be entitled to any indemnification, reimbursement or compensation for any investment of capital or other expenditure that Licensee may make in connection herewith, any goodwill created by any activities of Licensee hereunder or the introduction to Licensor of new customers for Products. Licensee shall make no claim against Licensor with respect to the foregoing, whether or not, upon the expiration or termination hereof, Licensor engages a new licensee for Products bearing the Licensed Trademark in any portion of the Territory, or Licensor or any of its affiliates commences or engages a distributor for the distribution and/or sale of Products bearing the Licensed Trademark in any portion of the Territory.

24.	Other License Terms:	Force Majeure. If either party is materially hampered from performing hereunder by reason of any law, natural disaster, labor controversy, war or any similar event beyond its reasonable control (“Force Majeure”), failure to perform shall not be deemed a breach of or default under this Agreement, and neither party shall be liable to the other therefore. If a Force Majeure continues for more than a period of time that Licensor determines in its sole reasonable discretion would compromise either the Licensed Trademark or the Licensed Products or opportunities related to the Licensed Trademark or Licensed Products, then upon written notice, Licensor may terminate this Agreement without further liability to Licensee. This shall not be applicable to any Licensee obligations involving the payment of money to Licensor.

Arbitration. Any and all disputes, controversies and claims arising out of or relating to this Agreement (except disputes, controversies and claims relating to or affecting Licensor’s ownership of or the validity of the Licensed Trademark or any registration thereof, or any application for registration thereof (“Trademark Disputes”)) shall be settled and determined by arbitration in New York City before a Commercial Panel of three arbitrators in accordance with and pursuant to the then existing Commercial Arbitration Rules of the American Arbitration Association. The arbitrators, in their discretion, may award specific performance or injunctive relief (but not punitive damages) and costs and reasonable attorneys’ fees and expenses to any party in any arbitration and the courts also may do so with regard to injunctive relief sought by Licensor and with regard to Trademark Disputes (collectively, “Court Actions”). However, in any arbitration proceeding, the arbitrators may not change, modify or alter any express condition, term or provision hereof, and to that extent the scope of their authority is expressly limited. The arbitration award shall be final and binding upon the parties and judgment may be entered thereon in any court having jurisdiction.

Court Actions. Court Actions shall be brought in New York City in any court having jurisdiction, except that Licensor also may bring an injunctive proceeding in any jurisdiction where appropriate by reason of its subject matter. Each of Licensor and Licensee irrevocably submits to the jurisdiction of the state and Federal courts in New York City and the courts in such other jurisdictions in Court Actions and waives any claim or defense of inconvenient forum or lack of personal jurisdiction in such forum under any applicable law or decision or otherwise.

Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State without reference to the choice of law provisions thereof.

Travel. In connection with travel undertaken by a Licensor representative at the direction of Licensee for product development, advertising or promotional purposes or otherwise, Licensee shall provide travel and accommodations for Licensor’s representative, and shall reimburse Licensor for all other reasonable expenses Licensor may incur as a result of such travel.
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29.	Binding Effect:	This Agreement shall inure to the benefit of and shall be binding upon the parties, Licensor’s successors and assigns and Licensee’s permitted successors and assigns.

30.	Entire Understanding:	The Agreement constitutes the complete understanding between the parties with respect to the subject matter hereof, supersedes all prior oral or written understandings and agreements relating thereto and shall not be modified, amended or terminated except as provided herein or by written instrument signed by all of the parties hereto. Neither party is acting in reliance upon any representation or guarantee of the other besides those explicitly provided for in this Agreement.

31.	No Waiver:	The failure by either party to object to any breach of this Agreement, or to enforce at any time or for any period any provision of this Agreement, shall not constitute a waiver of such provision or of such party's rights or remedies, or consent to the modification of this Agreement.

32.	Partial Invalidity:	If any term, covenant or provision contained herein shall be invalid or illegal, such invalidity or illegality shall not impair, invalidate or nullify the other provisions of this Agreement.

33.	Notice:	All reports, approvals, consents, notices and other communications required or permitted by this Agreement shall be in writing and shall be duly given, upon receipt by the addressee, if delivered personally, if mailed (by certified or registered mail, return receipt requested) or if delivered by nationally-recognized overnight courier or mail service that requires the addressee to acknowledge, in writing, the receipt thereof, to the party concerned at its address set forth on page 1 (or at any other address as a party may specify by notice in writing to the other). All Communications to Licensor shall be sent to the attention of Mr. William Sweedler and Mr. Colin Dyne and/or such other individuals as hereafter may be designated by Licensor. All Communications to Licensee shall be sent to the attention of _______________________________________________ and/or such other individuals as hereafter may be designated by Licensee.

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS AGREEMENT IS CONTINGENT UPON LICENSOR ACQUIRING OWNERSHIP OF THE LICENSED TRADEMARK FROM DVS SHOE CO., INC. IN THE CHAPTER 11 BANKRUPTCY PROCEEDING IN THE UNITED STATES BANKRUPTCY COURT, CENTRAL DISTRICT OF CALIFORNIA, ENTITLED “IN RE DVS SHOE CO., INC., A CALIFORNIA CORPORATION” (Case No. 8:12-bk-16209 CB) AND, IF, FOR ANY REASON, LICENSOR FAILS TO ACQUIRE OWNERSHIP OF THE LICENSED TRADEMARK FROM DVS SHOE CO., INC. BY JULY 2, 2012, THIS AGREEMENT SHALL TERMINATE AUTOMATICALLY AND BE NULL AND VOID AND NEITHER LICENSOR NOR LICENSEE SHALL HAVE ANY LIABILITY TO THE OTHER ON ACCOUNT OF THIS AGREEMENT OR OTHERWISE IN CONNECTION HEREWITH.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written below.

Licensor:	Licensee:
DVS FOOTWEAR INTERNATIONAL, LLC	ELAN POLO INTERNATIONAL, INC.
By its Member:
SEQUENTIAL BRANDS GROUP, INC

By: /s/ William Sweedler	By:___________________________
Title: Chairman	Title: Controller__________________

And by its Member:

ELAN POLO INTERNATIONAL, INC.

By:____________________________

Title: ___________________________

Date: June 29, 2012

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EXHIBIT 1

THE LICENSED TRADEMARK(S)

DVS

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EXHIBIT 2

“Approved Customers” shall mean all customers selected by Licensee and approved by Licensor in its reasonable discretion and includes all department stores, specialty footwear retailers, specialty action sports market, independent specialty stores, .coms and sporting goods stores to which the former DVS Company sold Products bearing the Licensed Trademark.

“Designs” shall mean all designs, samples, styles and materials that are selected, created or otherwise utilized by or for Licensor or Licensee in connection with the Licensed Products, but shall exclude generic designs.

“Licensor’s Approval” or “Approved by Licensor” shall mean the process of obtaining Licensor’s approval for matters covered in this Agreement. Licensor's Approval under this Agreement may be based solely on Licensor's subjective standards and can be withheld at the sole discretion of Licensor. Within 15 days of Licensor’s receipt of any submission from Licensee for Approval, Licensor may provide its approval or disapproval to Licensee. If Licensor does not notify Licensee of its approval or disapproval within the designated time period, then the matter submitted to Licensor shall be deemed disapproved. Notwithstanding the above, if Licensor provides Licensee with any materials for use in connection with Licensed Products, e.g., Designs, then such materials shall be deemed to have Licensor’s Approval for purposes of this Agreement, however, such Approval does not extend to the finished Licensed Products incorporating Licensor’s materials, which requires separate Approval as set forth herein.

“Dollars” or “US$” in this Agreement shall refer to United States currency.

“Days” in this Agreement shall refer to standard business days, excluding weekends and holidays.

“Year” shall mean the period from the Execution Date through December 31, 2013 and each 12-month period commencing on each January 1st thereafter during the Term.

“Collection” shall mean the common market term used to denote a group of designs of the Licensed Products, including samples or swatch samples used to sell the Licensed Products.

“Licensed Products” means Products bearing the Licensed Trademark.

“Net Sales” means the invoiced or shipped (whichever is earlier) amount of Licensed Products sold by Licensee, less the amount of any trade discounts actually earned and taken by customers, any markdown allowances and any authorized returns for damaged or defective Licensed Products, but only to the extent that such discounts, markdown allowances and returns during an Year do not exceed in the aggregate ***2% of gross sales during such Year. No deduction shall be made for other discounts, allowances or returns, including, without limitation, cash discounts granted as terms of payment; early payment discounts; promotional/new store discounts; and allowances or discounts relating to advertising, or uncollectible accounts or costs incurred by Licensee costs incurred in manufacturing, importing, promoting, advertising or selling Licensed Products. Sales or other transfers of Licensed Products to any of Licensee’s affiliates or otherwise not in arm’s length transactions shall be deemed to be sales made at the regular wholesale prices of such Licensed Products.

“Closeout Accounts” means the customers to which closeout Licensed Products are sold. Closeout Accounts shall be those accounts that sell brands similar in nature to DVS, including, but not limited to, DC, Vans, and Nike. TJX, Ross, Burlington Coat Factory, Century 21, and Shonac are approved Closeout Accounts.

“Market Period” shall mean the spring/summer and fall/winter seasons for each Year.

“Execution Date” shall mean the date this Agreement is executed by Licensee.

2 Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment Request filed with the SEC and have been filed separately with the SEC.

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EXHIBIT 3

THE TERRITORY

The following countries:

Global

Licensee’s right to sell Licensed Products in a country is subject to any restrictions imposed by the government of the United States on the sale of products to customers in such country.

Licensee shall not use the Licensed Trademark, nor may any Licensed Products be advertised, marketed, promoted, publicized or otherwise exploited or distributed, offered for sale or sold, in any country in which the Licensed Trademark had not theretofore been registered for Products or an application to register the Licensed Trademark for Products in such class had not theretofore been filed, until an appropriate trademark search has been conducted, the Licensed Trademark appear available for use in connection with Products in such country and an application to register the Licensed Trademark for Products has been filed in such country.

Licensee acknowledges that Licensor has not made, and is not making, any representation or warranty to Licensee that Licensor is the owner of the Licensed Trademark for Products in any particular country. Hence, if Licensor determines in good faith that the use of the Licensed Trademark on Products in any country violates or may violate the trademark or other rights of another, upon receipt of notice from Licensor, Licensee shall not sell Licensed Products in or to such country. It shall not be a breach or default by Licensor and Licensor shall not be liable to Licensee if Licensee is prevented from selling Licensed Products in any particular country.

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EXHIBIT 4

MINIMUM GUARANTEED ROYALTIES (GMR) AND GUARANTEED SALES; RENEWAL

Year	Dates	GMR	Guaranteed Sales
1	Effective Date to December 31, 2013	US$ ***[3]	US$ ***
2	January 1, 2014 to December 31, 2014	US$ ***	US$ ***
3	January 1, 2015 to December 31, 2015	US$ ***	US$ ***
4	January 1, 2016 to December 31, 2016	US$ ***	US$ ***
5	January 1, 2017 to December 31, 2017	US$ ***	US$ ***
6	January 1, 2018 to December 31, 2018	US$ ***	US$ ***
7	January 1, 2019 to December 31, 2019	US$ ***	US$ ***

Renewal

Provided that the aggregate Royalty paid based on Net Sales during Year 4 is $*** or greater and Licensee is not in default of the Agreement, Licensee shall be granted a renewal option to renew this Agreement for a five-Year Renewal Period (“First Renewal”).

Licensee will advise Licensor if it intends to renew on or before January 1, 2016. The GMR for each Year during the First Renewal will be US$ *** and the Guaranteed Sales for a Year during the Renewal Period will be US$***

Provided that the aggregate Royalty paid based on Net Sales during Year 10 is $*** or greater and Licensee is not in default of the Agreement, Licensee shall be granted a second renewal option to renew this Agreement for an additional five-Year Renewal Period (“Second Renewal”). Licensee will advise Licensor if it intends to renew on or before January 1, 2023. The GMR for each Year during the Second Renewal will be US$ *** and the Guaranteed Sales for a Year during the Renewal Period will be US$***

3 Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment Request filed with the SEC and have been filed separately with the SEC.

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EXHIBIT 5 – ROYALTY PAYMENT SCHEDULE

GMR

Year 1 - The GMR is payable as follows - Four equal installments of US$***4 on each of July 1, 2012, October 1, 2012, January 1, 2013 and April 1, 2013.

Each Year after Year 1 – The GMR is payable in four equal quarterly installments on the first day of January, April, July and October during each Year.

Royalty

Licensee shall account for and pay the Royalty quarterly within 30 calendar days after the close of each three-month period during each Year (or portion thereof in the event of prior termination for any reason), except that, for the first Year, the first accounting and payment of Royalty shall be for the period commencing on the Execution Date and continuing through December 31, 2012. The Royalty payable for each accounting and payment period during a Year shall be computed on the basis of Net Sales during such Year through the end of such accounting and payment period, with a credit for GMR and any Royalty previously paid for such Year only.

The GMR for each Year shall be credited against the Royalty for only the same Year and no payment of Royalty for any Year in excess of the GMR for the same Year shall be credited against the GMR due to Licensor for any other Year. Also, under no circumstances shall any payments of GMR or Royalty hereunder be refundable.

Payments by Licensee shall be made in United States Dollars via wire transfers, or in any other manner that Licensor designates.

“Net Sales,” with respect to sales of Licensed Products in a currency other than United States Dollars, for all purposes hereof, shall be computed on the basis of the conversion rate of the currency of sale into United States Dollars quoted in The Wall Street Journal (the “Conversion Rate”) as of the close of business on the last business day of each applicable accounting and payment period. Also, for purposes of determining if Licensee has satisfied the Marketing Obligation for a Year, the amount spent by Licensee in a currency other than United States Dollars shall be converted into United States Dollars on the basis of the applicable Conversion Rate as of the close of business on the last business day of such Year.

4 Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment Request filed with the SEC and have been filed separately with the SEC.

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